EXHIBIT 99.1

ORION GROUP HOLDINGS REPORTS

FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Awarded $448 million contract with the United States Navy as part of joint venture;

Year-to-date contract wins total over $582 million

Announces three point strategic plan to continuously improve financial performance

HOUSTON – March 14, 2023 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported its financial results for the fourth quarter and full year ended December 31, 2022.

Highlights for the quarter ended December 31, 2022:

●Contract revenues increased 20.9% to $196.2 million from $162.3 million in the fourth quarter last year
●Operating loss was $3.5 million, a substantial improvement from the $8.2 million loss in the prior year period
●Net loss was $4.9 million or $0.15 per diluted share, compared to a net loss of $8.8 million or $0.29 per diluted share in the fourth quarter of 2021
●Adjusted EBITDA was $3.2 million, a significant improvement from negative $0.8 million in the fourth quarter last year
●Backlog at the end of the fourth quarter was $448.8 million
●Subsequent to quarter end, the Company announced contract wins totaling over $582 million, including a $448 million contract with the United States Navy as part of a joint venture

Highlights for the year ended December 31, 2022:

●Contract revenues increased 24% to $748.3 million from $601.4 million in the last year
●Operating loss was $8.0 million an improvement from $9.3 million in 2021
●Net loss was $12.6 million or $0.40 per diluted share, compared to a net loss of $14.6 million or $0.47 per diluted share in 2021
●Adjusted EBITDA was $22.9 million, a 32% increase from $17.3 million in 2021

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“Our solid fourth quarter results reflected disciplined bidding practices and improving project management. Contract revenues increased 21% and we reduced our net loss by 44%. We believe these results just scratch the surface of Orion’s potential, and we are confident our business will continue to improve in 2023,” said Travis Boone, Chief Executive Officer of Orion Group Holdings.

“2023 is off to a strong start with $582 million in new contract wins since the beginning of the year, which together with our year-end backlog represents over a billion dollars of work over the next few years. We are proud to provide the United States Navy with sophisticated marine construction services that will allow them to modernize the capabilities of the Pacific Fleet. Our team includes some of the most experienced marine and industrial construction personnel in the industry with a proven track record in design-build and turnkey construction work. This depth of experience and knowledge allows Orion to play an important role, together with our partners, in the defense of our country’s democratic principles at home and abroad.”

“Following a comprehensive review of our operations, assets and talent, we developed a three point strategic plan, which we believe will unlock Orion’s full potential for long-term, sustainable growth to the benefit of all of our stakeholders.”

Three Point Strategic Plan

1.)	Improve the profitability of the concrete business.
●	Appointed new leadership for the concrete segment, tapping one of our senior leaders from the Marine business with many years of experience successfully and profitably delivering complex projects.
●	Refocus our concrete business in core Texas markets of Dallas and Houston, robust markets where we have a track record of success and a runway to improve profitability.
●	Invest in additional experienced project managers, and give our project teams the training and tools to drive efficiency and improved business outcomes.

2.)	Strengthen business development to drive growth.
●	Build on our successful sales efforts and capitalize on favorable industry dynamics including the $1.2 trillion infrastructure bill; the U.S. Navy investments in the Pacific; port expansions and maintenance resulting from the Panama Canal Expansion, and strong construction demand in both private and public sectors of the rapidly growing Texas market.
●	Sharpen our business development focus by pursuing opportunities where our capabilities and expertise differentiate us. Our aim is to win quality projects at improved margins.
●	Leverage our experience in the public infrastructure construction market from other parts of our business to assist our concrete segment in penetrating this more predictably funded sector.
●	Build and deepen our client relationships to gain actionable insight into their future pursuits by investing in additional business development resources.

3.)	Invest in our resources to realize Orion’s full potential.
●	Strengthen our balance sheet for future growth. Complete the refinancing of our credit facility to extend our debt maturities and provide us with the capital to take advantage of our market opportunities.
●	Optimize our return on assets. The completion of our Central Texas concrete jobs in 2023 will present opportunities to sell or redeploy underutilized equipment. In addition, we will continue our efforts to monetize non-core real estate assets this year.
●	Invest in our dredging fleet to better service our growth. Supporting our commitment to the environment, Orion’s fleet upgrades will also include investing in more efficient engines to achieve lower carbon emissions.
●	Collaborate between our concrete and marine operations to drive synergies and leverage best practices. Our teams are now working together across divisions and have a shared sense of mission and purpose.
●	Continue to enhance and build our “Target Zero” safety culture, practices, and systems.

Boone continued, “Many of these initiatives are well underway and real progress is happening every day. Our people share my enthusiasm, and they are engaged, collaborative and embracing change. There is a whole new excitement in the business. Our leadership team and our board are fully committed to increasing profitability and creating value for all of our stakeholders. I want to thank our shareholders for your support and our many dedicated employees for their efforts as we work together to execute our operational transformation.”

Fourth Quarter 2022 Results

Contract revenues increased 20.9% to $196.2 million from $162.3 million in the fourth quarter last year, primarily due to an increase in large jobs awarded in 2022 in the marine segment and higher volume of light commercial jobs in the concrete segment.

Gross profit was $10.2 million or 5.2% of revenue up from $6.6 million or 4.1% of revenue in the fourth quarter of 2021. The increase was due to favorable indirect expenses driven by equipment and labor utilization, partially offset by increased job costs in the marine segment.

Selling, general and administrative (“SG&A”) expenses were $13.7 million, down 15% from $16.1 million in the fourth quarter of 2021. As a percentage of total contract revenues, SG&A expenses decreased from 9.9% to 7.0%, primarily due to higher revenues in the fourth quarter. The decrease was primarily due to lower expenses related to enterprise resource planning implementation and decreased costs related to the management transition.

Net loss was $4.9 million or $0.15 per diluted share up from a net loss of $8.8 million or $0.29 per diluted share for the fourth quarter of 2021.

The fourth quarter 2022 net loss included $1.2 million ($0.03 diluted earnings per share) of non-recurring items. Fourth quarter 2022 adjusted net loss was $3.7 million ($0.12 diluted loss per share). (Please see page 9 of this release for an explanation of adjusted net loss, adjusted earnings per share and a reconciliation to the nearest GAAP measure).

EBITDA was $2.2 million, representing a 1.1% EBITDA margin, as compared to negative EBITDA of $1.9 million, or a (1.1)% EBITDA margin in the fourth quarter last year. Adjusted for non-recurring items, EBITDA for the fourth quarter of 2022 was $3.2 million, representing a 1.6% adjusted EBITDA margin, as compared to adjusted EBITDA for the fourth quarter of 2021 of $0.8 million, representing a 0.5% adjusted EBITDA margin. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure).

Backlog

Total backlog at December 31, 2022 was $448.8 million, compared to $548.6 million at September 30, 2022 and $590.0 million at December 31, 2021. Backlog for the Marine segment was $216.7 million, compared to $280.2 million at September 30, 2022 and $376.9 million at December 31, 2021. Backlog for the Concrete segment was $232.1 million, compared to $268.4 million at September 30, 2022 and $213.1 million at December 31, 2021.

Recent Contract Wins

Subsequent to the end of the year, Orion announced the award of additional contracts not reflected in December 31, 2022 backlog. These additional contract awards totaling over $582 million will be performed in 2023 and future years.

The United States Navy has awarded a $2.8 billion contract to the Dragados/Hawaiian Dredging/Orion Joint Venture to complete the construction of a dry dock at Pearl Harbor Naval Shipyard on the island of Oahu, Hawaii. Orion’s portion of work totals $448 million, and the project is expected to be completed by September 2027. This contract is part of the United States Navy’s Shipyard Infrastructure Optimization Program, a critical investment in increasing capacity and modernizing our nation’s shipyards to accommodate larger surface ships and Virginia-class submarines. In accordance with the Navy’s mandate for the project, the work will be undertaken with consideration of how it impacts the environment, natural and cultural resources, and water and air quality.

Balance Sheet Update

As of December 31, 2022, current assets were $220.3 million, including cash and cash equivalents of $3.8 million. Total debt outstanding was $35.7 million.

Credit Facility

The Company is in productive discussions to secure a new credit facility, the proceeds of which will be used for general corporate purposes and to retire our existing credit facility which matures on July 31, 2023. As of the date of this press release, these discussions are progressing. In the event the Company has not secured a new credit facility by the deadline for filing its 2022 Annual Report on Form 10-K on March 16, 2023, that annual report will include a going concern comment, and the Company has obtained a consent from its existing lenders for this.

Asset Sales

The Company’s signed agreement for the sale-leaseback of its Port Lavaca did not close and it is currently in discussions with a new buyer. Discussions for the sale of our East and West Jones property are progressing.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the fourth quarter and full year 2022 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Wednesday, March 15, 2023. To participate, please dial (800) 715-9871 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s projects ranges from three to nine months on shorter projects to multiple years on larger projects. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share are not an alternative to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes impairs a meaningful comparison of operating results. The Company believes these adjusted financial measures are a useful adjunct to earnings/loss calculated in accordance with GAAP because management uses adjusted net income/loss available to common stockholders to evaluate the Company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, and our ability to negotiate and obtain the refinancing of our credit facility, the terms, restrictions, and covenants of our refinancing, and the timing of such refinancing, are forward-looking statements. Forward looking statements also include project award announcements, estimated project start dates, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, the effects of the ongoing COVID-19 pandemic, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2021 Annual Report on Form 10-K, filed on March 7, 2022, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, and the Company’s 2022 Annual Report on Form 10-K to be filed and made available by March 16, 2023, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contacts:

Financial Profiles, Inc.

Margaret Boyce 310-622-8247

orn@finprofiles.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021
Contract revenues	196,195	162,269	748,322	601,360
Costs of contract revenues	186,032	155,636	697,580	560,393
Gross profit	10,163	6,633	50,742	40,967
Selling, general and administrative expenses	13,720	16,103	62,503	60,181
Amortization of intangible assets	310	380	1,239	1,521
Gain on disposal of assets, net	(409)	(1,655)	(4,970)	(11,418)
Operating loss	(3,458)	(8,195)	(8,030)	(9,317)
Other (expense) income:
Other income	52	40	199	199
Interest income	33	63	104	136
Interest expense	(1,543)	(570)	(4,456)	(5,076)
Other expense, net	(1,458)	(467)	(4,153)	(4,741)
Loss before income taxes	(4,916)	(8,662)	(12,183)	(14,058)
Income tax expense	33	161	429	502
Net loss	$(4,949)	$(8,823)	$(12,612)	$(14,560)

Basic loss per share	$(0.15)	$(0.29)	$(0.40)	$(0.47)
Diluted loss per share	$(0.15)	$(0.29)	$(0.40)	$(0.47)
Shares used to compute loss per share:
Basic	32,060,822	30,930,000	31,402,328	30,763,527
Diluted	32,060,822	30,930,000	31,402,328	30,763,527

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended December 31,
	2022		2021
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$73,006	75.8%	$42,720	58.5%
Private sector	23,310	24.2%	30,368	41.5%
Marine segment total	$96,316	100.0%	$73,088	100.0%
Concrete segment
Public sector	$7,216	7.2%	$1,365	1.5%
Private sector	92,663	92.8%	87,816	98.5%
Concrete segment total	$99,879	100.0%	$89,181	100.0%
Total	$196,195		$162,269

Operating income (loss)
Marine segment	$234	0.2%	$(729)	(1.0)%
Concrete segment	(3,692)	(3.7)%	(7,466)	(8.4)%
Total	$(3,458)		$(8,195)

	Twelve months ended December 31,
	2022		2021
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$237,363	70.0%	$164,636	62.4%
Private sector	101,850	30.0%	99,279	37.6%
Marine segment total	$339,213	100.0%	$263,915	100.0%
Concrete segment
Public sector	$30,284	7.4%	$14,945	4.4%
Private sector	378,825	92.6%	322,500	95.6%
Concrete segment total	$409,109	100.0%	$337,445	100.0%
Total	$748,322		$601,360

Operating income (loss)
Marine segment	$9,787	2.9%	$5,760	2.2%
Concrete segment	(17,817)	(4.4)%	(15,077)	(4.5)%
Total	$(8,030)		$(9,317)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021
Net loss	$(4,949)	$(8,823)	$(12,612)	$(14,560)
One-time charges and the tax effects:
ERP implementation	308	2,103	1,867	4,925
Professional fees related to management transition	—	—	1,118	—
Severance	4	96	948	96
Costs related to debt extinguishment	—	—	—	2,062
Net loss (gain) on Tampa property sale	—	234	—	(6,435)
Tax rate applied to one-time charges (1)	(265)	(560)	(544)	(149)
Total one-time charges and the tax effects	47	1,873	3,389	499
Federal and state tax valuation allowances	1,158	1,635	2,114	3,294
Adjusted net loss	$(3,744)	$(5,315)	$(7,109)	$(10,767)
Adjusted EPS	$(0.12)	$(0.17)	$(0.23)	$(0.35)

(1)	Items are taxed discretely using the Company's effective tax rate which differs from the Company’s statutory federal rate primarily due to state income taxes and the non-deductibility of other permanent items.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
Net loss	$(4,949)	$(8,823)	$(12,612)	$(14,560)
Income tax expense	33	161	429	502
Interest expense, net	1,510	507	4,352	4,940
Depreciation and amortization	5,631	6,290	24,057	25,430
EBITDA (1)	2,225	(1,865)	16,226	16,312
Stock-based compensation	639	247	2,754	2,401
ERP implementation	308	2,103	1,867	4,925
Professional fees related to management transition	—	—	1,118	—
Severance	4	96	948	96
Net loss (gain) on Tampa property sale	—	234	—	(6,435)
Adjusted EBITDA(2)	$3,176	$815	$22,913	$17,299
Operating income margin	(1.8)%	(5.1)%	(0.9)%	(1.4)%
Impact of depreciation and amortization	2.9%	3.9%	3.2%	4.2%
Impact of stock-based compensation	0.3%	0.2%	0.4%	0.4%
Impact of ERP implementation	0.2%	1.3%	0.2%	0.8%
Impact of professional fees related to management transition	—%	—%	0.1%	—%
Impact of severance	—%	0.1%	0.1%	—%
Impact of net loss (gain) on Tampa property sale	—%	0.1%	—%	(1.1)%
Adjusted EBITDA margin(2)	1.6%	0.5%	3.1%	2.9%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating income (loss) (1)	234	(729)	(3,692)	(7,466)
Other income	52	40	—	—
Depreciation and amortization	3,841	4,375	1,790	1,915
EBITDA (2)	4,127	3,686	(1,902)	(5,551)
Stock-based compensation	636	227	3	20
ERP implementation	160	935	148	1,168
Severance	4	80	—	16
Net loss on Tampa property sale	—	234	—	—
Adjusted EBITDA(3)	$4,927	$5,162	$(1,751)	$(4,347)
Operating income margin	0.1%	(1.0)%	(3.7)%	(8.4)%
Impact of other income	0.1%	0.1%	—%	—%
Impact of depreciation and amortization	4.0%	6.0%	1.8%	2.2%
Impact of stock-based compensation	0.7%	0.3%	—%	—%
Impact of ERP implementation	0.2%	1.3%	0.1%	1.3%
Impact of severance	—%	0.1%	—%	—%
Impact of net loss on Tampa property sale	—%	0.3%	—%	—%
Adjusted EBITDA margin (3)	5.1%	7.1%	(1.8)%	(4.9)%

	Marine		Concrete
	Year ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating income (loss) (1)	9,787	5,760	(17,817)	(15,077)
Other income	199	199	—	—
Depreciation and amortization	16,592	17,287	7,465	8,143
EBITDA (2)	26,578	23,246	(10,352)	(6,934)
Stock-based compensation	2,671	2,306	83	95
ERP implementation	846	2,161	1,021	2,764
Professional fees related to management transition	494	—	624	—
Severance	948	80	—	16
Net gain on Tampa property sale	—	(6,435)	—	—
Adjusted EBITDA(3)	$31,537	$21,358	$(8,624)	$(4,059)
Operating income margin	3.0%	2.2%	(4.2)%	(4.5)%
Impact of other income	—%	—%	—%	—%
Impact of depreciation and amortization	4.9%	6.6%	1.8%	2.4%
Impact of stock-based compensation	0.8%	0.9%	—%	0.1%
Impact of ERP implementation	0.2%	0.8%	0.1%	0.8%
Impact of professional fees related to management transition	0.1%	—%	0.2%	—%
Impact of severance	0.3%	—%	—%	—%
Impact of net gain on Tampa property sale	—%	(2.4)%	—%	—%
Adjusted EBITDA margin (3)	9.3%	8.1%	(2.1)%	(1.2)%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
Net loss	$(4,949)	$(8,823)	$(12,612)	$(14,560)
Adjustments to remove non-cash and non-operating items	7,249	5,988	27,413	22,726
Cash flow from net income after adjusting for non-cash and non-operating items	2,300	(2,835)	14,801	8,166
Change in operating assets and liabilities (working capital)	(1,836)	(1,336)	(5,236)	(8,097)
Cash flows provided by (used in) operating activities	$464	$(4,171)	$9,565	$69
Cash flows (used in) provided by investing activities	$(3,549)	$(3,860)	$(9,704)	$10,629
Cash flows provided by (used in) financing activities	$4,132	$19,431	$(8,370)	$6

Capital expenditures (included in investing activities above)	$(3,957)	$(5,381)	$(14,584)	$(16,975)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Year ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(12,612)	$(14,560)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,915	22,608
Amortization of ROU operating leases	4,813	5,102
Amortization of ROU finance leases	3,142	2,822
Write-off of debt issuance costs upon debt modification	—	790
Amortization of deferred debt issuance costs	424	430
Deferred income taxes	13	(9)
Stock-based compensation	2,754	2,401
Gain on disposal of assets, net	(4,970)	(11,418)
Allowance for credit losses	322	—
Change in operating assets and liabilities:
Accounts receivable	(28,660)	4,703
Income tax receivable	3	14
Inventory	(1,485)	371
Prepaid expenses and other	1,645	143
Contract assets	(15,374)	3,742
Accounts payable	39,370	589
Accrued liabilities	(6,630)	(6,544)
Operating lease liabilities	(4,748)	(4,940)
Income tax payable	(79)	(38)
Contract liabilities	10,722	(6,137)
Net cash provided by operating activities	9,565	69
Cash flows from investing activities:
Proceeds from sale of property and equipment	4,880	27,164
Purchase of property and equipment	(14,584)	(16,975)
Insurance claim proceeds related to property and equipment	—	440
Net cash (used in) provided by investing activities	(9,704)	10,629
Cash flows from financing activities:
Borrowings on credit	24,000	53,000
Payments made on borrowings on credit	(28,274)	(49,120)
Loan costs from Credit Facility	(664)	—
Payments of finance lease liabilities	(2,992)	(3,035)
Payments related to tax withholding for share-based compensation	(440)	(949)
Exercise of stock options	—	110
Net cash (used in) provided by financing activities	(8,370)	6
Net change in cash, cash equivalents and restricted cash	(8,509)	10,704
Cash, cash equivalents and restricted cash at beginning of period	12,293	1,589
Cash, cash equivalents and restricted cash at end of period	$3,784	$12,293

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	December 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,784	12,293
Accounts receivable:
Trade, net of allowance for credit losses of $606 and $323, respectively	106,758	88,173
Retainage	50,873	41,379
Income taxes receivable	402	405
Other current	3,526	17,585
Inventory	2,862	1,428
Contract assets	43,903	28,529
Prepaid expenses and other	8,229	8,142
Total current assets	220,337	197,934
Property and equipment, net of depreciation	100,977	106,654
Operating lease right-of-use assets, net of amortization	14,978	14,686
Financing lease right-of-use assets, net of amortization	15,839	14,561
Inventory, non-current	5,469	5,418
Intangible assets, net of amortization	7,317	8,556
Deferred income tax asset	70	41
Other non-current	2,168	3,900
Total assets	$367,155	$351,750
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$34,956	$39,141
Accounts payable:
Trade	87,605	48,217
Retainage	1,198	923
Accrued liabilities	18,466	38,594
Income taxes payable	522	601
Contract liabilities	37,720	26,998
Current portion of operating lease liabilities	4,738	3,857
Current portion of financing lease liabilities	4,031	3,406
Total current liabilities	189,236	161,737
Long-term debt, net of debt issuance costs	716	259
Operating lease liabilities	11,018	11,637
Financing lease liabilities	11,102	10,908
Other long-term liabilities	17,072	18,942
Deferred income tax liability	211	169
Total liabilities	229,355	203,652
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 32,770,550 and 31,712,457 issued; 32,059,319 and 31,001,226 outstanding at December 31, 2022 and December 31, 2021, respectively	328	317
Treasury stock, 711,231 shares, at cost, as of December 31, 2022 and December 31, 2021, respectively	(6,540)	(6,540)
Additional paid-in capital	188,184	185,881
Retained loss	(44,172)	(31,560)
Total stockholders’ equity	137,800	148,098
Total liabilities and stockholders’ equity	$367,155	$351,750